                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                 CADENCE DESIGN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 1, 1997

                            ------------------------

TO THE STOCKHOLDERS OF

  CADENCE DESIGN SYSTEMS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on May 1, 1997, at 3:00 p.m. local time at 2655 Seely Avenue, San Jose, California 95134 for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve the amendment to the Certificate of Incorporation, as amended, to increase the authorized shares of Common Stock of the Company from 150,000,000 to 300,000,000.

    3.  To approve the 1990 Employee Stock Purchase Plan, as amended.

    4.  To approve the 1987 Incentive Stock Option Plan, as amended.

    5. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending January 3, 1998.

    6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on March 3, 1997, as the Record Date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          R.L. Smith McKeithen
                                          SECRETARY

San Jose, California
March 31, 1997

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 1, 1997

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 1, 1997, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2655 Seely Avenue, San Jose, California 95134. The Company intends to mail this proxy statement and accompanying proxy card on or about March 31, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but, Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be approximately $5,500, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on March 3, 1997 ("Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 3, 1997, the Company had outstanding and entitled to vote 88,596,639 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    On May 3, 1996, the Company declared a 3-for-2 stock split effected by means of a stock dividend. All share numbers contained herein give effect to such stock split.

    All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Except for Proposal 2, abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2655 Seely Avenue, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than November 24, 1997, in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors currently is composed of nine directors, two of whom, James E. Solomon and Henry E. Johnston have elected not to stand for re-election upon the expiration of their current term. Accordingly, pursuant to the Company's By-laws, the Board of Directors has decreased the authorized number of directors from nine to seven as of such date.

    There are seven nominees for the seven Board positions presently authorized by the Company's By-laws. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all of the directors having been elected by the stockholders.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees, and certain information about them (including their term of service), are set forth below:

                                                                                                         DIRECTOR
NAME OF NOMINEE                                       AGE               PRINCIPAL OCCUPATION               SINCE
------------------------------------------------      ---      ---------------------------------------  -----------
Carol A. Bartz..................................          48   Chairman and Chief Executive Officer,          1994
                                                               Autodesk, Inc.

Joseph B. Costello..............................          43   President and Chief Executive Officer          1988
                                                               of the Company

Dr. Leonard Y.W. Liu............................          55   Chairman, Chief Executive Officer and          1989
                                                               President, Walker Interactive Systems,
                                                               Inc.

Donald L. Lucas.................................          67   Chairman of the Board of the Company           1988
                                                               and Private Venture Capital Investor

Dr. Alberto Sangiovanni-Vincentelli.............          49   Professor of Electrical Engineering and        1992
                                                               Computer Sciences, University of
                                                               California, Berkeley

George M. Scalise...............................          62   Executive Vice President and Chief             1989
                                                               Administrative Officer, Apple Computer,
                                                               Inc.

Dr. John B. Shoven..............................          49   Dean of Humanities and Sciences,               1992
                                                               Stanford University

    CAROL A. BARTZ has served as a director of the Company since 1994. Ms. Bartz has been the Chairman and Chief Executive Officer of Autodesk, Inc. since 1992. From 1983 to 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., most recently as Vice President of Worldwide Field Operations. Ms. Bartz is also a director of AirTouch Communications, Inc., Cisco Systems, Inc. and Network Appliance, Inc.

    JOSEPH B. COSTELLO has served as President and Chief Executive Officer and a director of the Company since 1988. He is also a director of Racotek, Inc.

    DR. LEONARD Y.W. LIU has served as a director of the Company since 1989. Dr. Liu has served as Chairman, President and Chief Executive Officer of Walker Interactive Systems, Inc. since 1995. From 1993 until 1995 Dr. Liu served as Chief Operating Officer of the Company. Before joining the Company, Dr. Liu was Chairman and Chief Executive Officer of Acer America Corporation and President of Acer Group, a personal computer manufacturer, from 1989 until 1992. Dr. Liu is also a director of Trident Microsystems, Inc. and Advanced Semiconductor Engineering, Inc.

    DONALD L. LUCAS has served as Chairman of the Board of the Company since 1988. From its inception in 1983 to 1987, Mr. Lucas served as Chairman of the Board and a director of SDA, a predecessor of the Company. Mr. Lucas has been a private venture capital investor since 1960. He is a director of Amati Communications Corporation, Coulter Pharmaceutical, Inc., Macromedia, Inc., Oracle Corporation, Racotek, Inc., Transcend Services, Inc. and Tricord Systems, Incorporated.

    DR. ALBERTO SANGIOVANNI-VINCENTELLI has served as a director of the Company since 1992. Dr. Sangiovanni-Vincentelli has been Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1976.

    GEORGE M. SCALISE has served as a director of the Company since June 1989. Mr. Scalise became Executive Vice President and Chief Administrative Officer of Apple Computer, Inc. in 1996. Mr. Scalise served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation from 1991 to 1996.

    DR. JOHN B. SHOVEN has served as a director of the Company since 1992. Dr. Shoven has been Dean of Humanities and Sciences at Stanford University since 1993. From 1979 to 1993, he served as Professor of Economics at Stanford University. He also served as Director for the Center for Economics Policy Research at Stanford University from 1988 to 1993.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 28, 1996, the Board of Directors held six meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Venture Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; reviews financial and auditing issues of the Company; recommends to the Board the independent auditors to be retained; receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls and makes recommendations to the Board. The Audit Committee is composed of two non-employee directors, Messrs. Lucas and Scalise. It met four times during such fiscal year.

    The Compensation Committee reviews and approves the general compensation plans of the Company, including the Company's stock option, stock purchase and bonus plans, as well as determining specific compensation matters for the Chief Executive Officer and all executive staff who report directly to the Chief Executive Officer, including salaries, bonuses, stock options and incentive compensation. The Compensation Committee also performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors, Dr. Shoven and Mr. Lucas. It met two times during such fiscal year.

    The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee for fiscal year 1996 was composed of four directors: Messrs. Costello and Lucas and Drs. Sangiovanni-Vincentelli and Liu. It met once during such fiscal year. As of February 5, 1997, Dr. Liu is no longer a member of the Nominating Committee.

    The Venture Committee advises the Board and acts on behalf of the Company in monitoring the Company's investment in Telos Venture Partners, L.P. (the "Venture Fund"). The Venture Committee for 1996 was composed of four non-employee directors, Messrs. Lucas and Scalise and Drs. Liu and Shoven. It met two times during such fiscal year. As of February 5, 1997, Dr. Liu and Mr. Scalise are no longer members of the Venture Committee.

    During the fiscal year ended December 28, 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                   PROPOSAL 2
           APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION, AS
             AMENDED, TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

    On February 5, 1997, the Board approved the amendment of the introductory paragraph of Article IV of the Company's Certificate of Incorporation, as amended (the "Charter"), to increase the number of authorized shares of Common Stock, par value $.01 per share, from 150,000,000 shares to 300,000,000 shares ("Amendment"). If the proposal is adopted, the introductory paragraph of Article IV will read in its entirety as follows:

    "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,400,000, consisting of (1) 300,000,000 shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock") and (2) 400,000 shares of Preferred Stock, par value $.01 per share (hereinafter called the "Preferred Stock")."

PURPOSES AND REASONS FOR AMENDMENT


    The Company has proposed the Amendment because the Board believes it to be in the best interests of Company to have additional shares of Common Stock available for issuance for general corporate purposes, including possible future stock dividends, equity financings, mergers and acquisitions and stock based compensation plans. If the Amendment is adopted, the increased number of authorized shares of Common Stock will be available for issuance from time to time, for such purposes and consideration and on such terms as the Board may approve, and no further vote of the stockholders of the Company will be required, except as may be provided under the Delaware General Corporation Law in certain circumstances, or as may be required by the rules of the New York Stock Exchange ("NYSE").


    On the Record Date, there were 88,596,639 shares of Common Stock outstanding, and an aggregate of 23,857,487 shares reserved for issuance pursuant to exercise of options granted under the Company's 1987 Employee Stock Option Plan, 1988 Directors Stock Option Plan, 1993 Directors Stock Option Plan, 1993 Non-Statutory Stock Option Plan, 1995 Directors Stock Option Plan, Employee Stock Purchase Plan, Gateway Stock Option Plan, ASI Stock Option Plan, Valid Stock Option Plan, HLDS 1993 Employee Stock Option Plan, HLDS 1995 Employees Stock Option Plan and OP Stock Option Plan and various other options and warrants. Accordingly, there were 37,545,874 shares of Common Stock available for issuance on the Record Date for general corporate purposes such as equity financings, stock-based compensation and mergers and acquisitions. Given the small number of available unissued shares, the Company may not be able to take advantage of opportunities to raise equity capital or effect acquisitions through the issuance of stock without the need to amend the Charter. If the Amendment were not to be adopted, the issuance of additional shares of Common Stock could be impeded by the delay and expense incident to calling a special meeting of the Company's stockholders to approve an increase in the number of authorized shares of Common Stock in cases where such a meeting would not otherwise be required.


    On May 3, 1996, the Company declared a dividend of Common Stock in the form of a 3-for-2 stock split. Although at present the Board of Directors has no other plans to issue additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, issuing additional dividends in the form of stock splits, raising capital, providing equity incentives to employees, officer or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.


    The terms of the additional shares of Common Stock for which authorization is sought will be identical with the terms of the shares of Common Stock currently authorized and outstanding, and the Amendment will not affect the terms, or the rights of the holders, of such shares, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. The Common Stock has no cumulative voting, conversion, preemptive or subscription rights and is not redeemable.

POSSIBLE ANTI-TAKEOVER EFFECTS

    The additional shares of Common Stock that would become available for issuance if this proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

NO DISSENTERS' RIGHTS OF APPRAISAL

    Dissenters' rights of appraisal will not be available under Delaware law with respect to the Amendment.

EFFECTIVENESS OF AMENDMENT

    If the proposal is adopted, the Amendment will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware.

    The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock will be required to approve this amendment to the Company's Certificate of Incorporation, as amended. For purposes of the vote, abstentions and broker non-votes will have the same effect as negative votes.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3
           APPROVAL OF 1990 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

    In January 1990, the Board adopted the 1990 Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 450,000 shares of the Company's Common Stock. Subsequent amendments approved by the Board and stockholders increased to 6,750,000 the number of shares reserved for issuance under the Purchase Plan. In February 1997, the Board adopted amendments to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan by an additional 2,000,000 shares, to an aggregate of 8,750,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board. As of March 3, 1997, an aggregate of 6,750,000 shares have been reserved for issuance under the Purchase Plan, 5,726,770 shares have been issued under the Purchase Plan and 1,023,230 shares remained available for grant of future rights under the Purchase Plan. During the last fiscal year, shares were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Mr. Olsen, 1,270 shares ($16.7350), Mr. Bingham, 914 shares ($23.2333), Mr. Leach, 1,323 shares ($16.0478), Mr. Robison, 914 shares ($23.2333), all current executive officers as a group, 8,928 shares ($19.3722), and all employees (excluding executive officers) as a group, 596,609 shares ($18.5444).

    Stockholders are requested in this Proposal 3 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

    The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

    The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any subsidiary of the Company designated by the Board as eligible to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

    The Purchase Plan is administered by the Board or by a committee designated by the Board (in which event all references herein to the Board shall be to the committee). Subject to the provisions of the Purchase Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Purchase Plan shall be determined by the Board and its decisions shall be final and binding upon all participants. Members of the Board receive no compensation for their services in connection with the administration of the Purchase Plan, other than standard fees as established from time to time by the Board for services rendered by Board members on Board committees. All expenses incurred in connection with the administration of the Purchase Plan are paid by the Company.

OFFERING DATES

    The Offering Periods of the Purchase Plan (the "Offering Period") are of six
(6) months duration commencing February 1 and August 1 of each year and ending on July 31 and January 31, respectively, during which payroll deductions of the participant are accumulated under the Purchase Plan. The first day of each Offering Period is referred to as the "Offering Date." The last day of each Offering Period is hereinafter referred to as the "Purchase Date." The Board has the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

ELIGIBILITY

    Any person who is customarily employed at least twenty (20) hours per week and five (5) months per calendar year by the Company or a designated subsidiary of the Company on the first day of an Offering Period is eligible to participate in that Offering Period, provided such employee has been in the continuous employ of the Company or designated subsidiary since the fifteenth (15th) day of the month prior to the month in which such Offering Period commences.

    Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under the Purchase Plan and all other employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PURCHASE PLAN

    Eligible employees who otherwise satisfy the eligibility requirements may become participants in the Offering Period under the Purchase Plan on the first Offering Date by delivering to the Company's Stock Administration department, not later than the fifteenth (15th) day of the month before such Offering Date, a subscription agreement authorizing payroll deductions from two percent (2%) to twelve percent (12%) of such employees' base salary and bonus compensation and commissions during the Offering Period. A participant will automatically participate in all future Offering Periods unless such participant withdraws from the Purchase Plan or subsequently becomes ineligible to participate in the Purchase Plan.

PURCHASE PRICE

    The purchase price per share at which shares are sold under the Purchase Plan is the lower of (a) 85% of the closing price of a share of Common Stock on the Offering Date or (b) 85% of the closing price of a share of Common Stock on the Purchase Date, as reported on the NYSE.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the Offering Period. One time during the Offering Period, a participant may reduce or terminate his or her payroll deductions. A participant may increase or reduce his or her payroll deductions for any subsequent Offering Period by filing a new authorization not later than the fifteenth (15th) day of the month before the beginning of such subsequent Offering Period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company.

PURCHASE OF STOCK

    By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the Offering Period would exceed the maximum aggregate number of shares available for issuance under the Purchase Plan, the Board would make a pro rata allocation of shares available in a uniform and equitable manner and any excess payroll deductions will be refunded to participants. Unless the employee's participation is discontinued, the right to purchase shares is exercised automatically at the end of the Offering Period at the applicable purchase price. Only whole shares are purchased under the Purchase Plan. Any amount insufficient to purchase whole shares on a Purchase Date is carried forward into the next Offering Period.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a Offering Period by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the fifteenth (15th) day of the last month of the applicable Offering Period.

    Upon any withdrawal from the Purchase Plan by the employee, the Company will distribute to the employee his or her accumulated payroll deductions, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such Offering Period, and such employee's interest in the Offering Period will be automatically terminated. The employee is not entitled to again participate in the same Offering Period. An employee's withdrawal from an Offering Period will not have any effect upon such employee's eligibility to participate in subsequent Offering Period under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason including death, and the Company will distribute to such employee or his or her representative all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable other than by will or the laws of descent and distribution and may be exercised only by the person to whom such rights are granted. A participant may designate a beneficiary who is to receive any shares and/or cash upon such participant's death.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate upon the earlier of Board termination or the issuance of all shares reserved for issuance under the Purchase Plan.

    The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within twelve (12) months of its adoption by the Board if such amendment would constitute an amendment for which stockholder approval is required in order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Section 423 of the Code or any securities exchange listing requirements.

    Rights granted before amendment or termination of the Purchase Plan will not be adversely affected by any amendment or termination of the Purchase Plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of certain changes in the Common Stock effected without receipt of consideration, the Board shall appropriately adjust the shares reserved for issuance under the Purchase Plan and each individual purchase right. In the event of a dissolution or liquidation of the Company, the Offering Period will be terminated immediately prior to the consummation of such action unless the Board specifically provides otherwise. In the event of a proposed sale of the Company or substantially all of its assets or the merger of the Company with or into another corporation, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the Board, in its sole discretion, may accelerate the Purchase Date of the Offering Period. In the event of such acceleration, any unexercised purchase rights will terminate if not exercised prior to such event.

STOCK SUBJECT TO PURCHASE PLAN

    If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

    If the stock is disposed of at least two (2) years after the beginning of the Offering Period and at least one (1) year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the Offering Period over the exercise price (determined as of the beginning of the Offering Period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. At the present time, the maximum capital gains rate for federal income tax purposes is 28% while the maximum ordinary income rate is effectively 39.6%.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 4

                 APPROVAL OF 1987 STOCK OPTION PLAN, AS AMENDED

    In April 1987, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1987 Stock Option Plan (the "1987 Plan"). As a result of a series of amendments, as of March 3, 1997 there were 30,685,050 post-split shares (13,637,800 pre-split shares, including 568,791 shares issued upon exercise of options granted under the terms of the predecessor plan) of the Company's Common Stock authorized for issuance under the 1987 Plan.

    At March 3, 1997, options (net of canceled or expired options) covering an aggregate of 27,068,297 shares of the Company's Common Stock had been granted under the 1987 Plan, and 3,616,753 shares (plus any shares that might in the future be returned to the Plan as a result of cancellations or expiration of options) remained available for future grant under the 1987 Plan. During the last fiscal year, under the 1987 Plan, the Company has granted to all current executive officers as a group options to purchase 393,750 shares at exercise prices of $28.0416 to $35.3750 per share and to all current directors who are not officers as a group options to purchase 30,000 shares at exercise prices of $28.7083 per share. In the last fiscal year, no options were granted under the 1987 Plan to employees other than executive officers.

    On February 5, 1997, the Board approved an amendment to the 1987 Plan, subject to stockholder approval to readopt the 1987 Plan and extend its term until January 31, 2002. An aggregate of 3,616,753 shares, (plus any shares that might in the future be returned to the Plan as a result of cancellation or expiration of options) remained for grant under the 1987 Plan, and only that number may be granted under the 1987 Plan, as amended. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board.


    In February 1997, the Board also amended the 1987 Plan, subject to stockholder approval, generally to permit the Company, under Section 162(m) of the Code, to continue to be able to deduct as a business expense certain compensation attributable to the exercise of stock options granted under the 1987 Plan. Section 162(m) denies a deduction to any publicly held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee. See "Federal Income Tax Information" below for a discussion of the application of
Section 162(m). In light of the Section 162(m) requirements, the Board has amended the 1987 Plan, subject to stockholder approval, to include a limitation providing that no employee may be granted options under the 1987 Plan during a calendar year to purchase in excess of 1.5% of the issued and outstanding shares of Common Stock on the Record Date. Previously, no such formal limitation was placed on the number of shares available for option grants to an employee. In addition, the 1987 Plan was amended, subject to stockholder approval, to provide that, in the Board's discretion, directors who grant options to covered employees generally will be "outside directors" as defined in Section 162(m). For a description of this requirement, see "Administration."


    Stockholders are requested in this Proposal 4 to approve the amendments to the 1987 Plan. If the stockholders fail to approve this Proposal 4, the 1987 Plan will terminate on April 24, 1997. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1987 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

          The essential features of the 1987 Plan are outlined below:

GENERAL


    The 1987 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1987 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1987 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.


PURPOSE

    The 1987 Plan was adopted to provide a means by which employees of and consultants to the Company and any parent or subsidiary corporation could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

    The 1987 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1987 Plan and, subject to the provisions of the 1987 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the 1987 Plan to a committee of the Board.

    The regulations under Section 162(m) require that the directors who serve as members of the committee must be "outside directors." The 1987 Plan has been amended, subject to stockholder approval, to provide that, in the Board's discretion, directors serving on the committee will be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company, and (iv) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m).

ELIGIBILITY

    Incentive stock options may be granted under the 1987 Plan only to employees of the Company. Employees and consultants are eligible to receive nonstatutory stock options under the 1987 Plan.

    No incentive stock option may be granted under the 1987 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    Subject to stockholder approval of this Proposal, the Company has added to the 1987 Plan a per-employee, per-calendar year limitation equal to 1.5% of the issued and outstanding shares of Common Stock on the Record Date. The purpose of adding this limitation is generally to permit the Company to continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the 1987 Plan. Previously, the Board determined in its discretion the number of shares subject to an option for any individual and no such formal limitation was placed on the number of shares available for an option to an individual.

STOCK SUBJECT TO THE 1987 PLAN

    If options granted under the 1987 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1987 Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the 1987 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of options granted under the 1987 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. As of March 3, 1997, the closing price of the Company's Common Stock as reported on the NYSE was $36.875 per share. The fair market value for purposes of the 1987 Plan is the average of the high and low price as reported on the NYSE.

    The exercise price of options granted under the 1987 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the 1987 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1987 Plan typically vest at the rate of 25% after the first year and 1/48th per month thereafter during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the 1987 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised.

    TERM. The maximum term of options under the 1987 Plan is ten (10) years, except that in certain cases (see "Eligibility") the maximum term is five (5) years. Options under the 1987 Plan generally terminate thirty (30) days (or such other period not exceeding three (3) months as determined by the Board) after termination of the optionee's employment or relationship as a consultant of the Company or any affiliate of the Company, unless the optionee dies while employed by or serving as a consultant of the Company or any affiliate of the Company, or within one (1) month after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within three (3) months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term any also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the 1987 Plan or subject to any option granted under the 1987 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction effected without receipt of consideration by the Company), the 1987 Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the 1987 Plan, and the outstanding options will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The 1987 Plan provides that, in the event of a dissolution or liquidation of the Company, the proposed sale of all or substantially all of the assets of the Company, or the merger of the Company into another company, options outstanding under the 1987 Plan will terminate immediately prior to such corporate transaction, unless the Board specifically provides otherwise. The Board in its sole discretion may provide that the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the 1987 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated and if approved by this Proposal, the 1987 Plan will terminate on January 31, 2002.

    The Board may also amend the 1987 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would require stockholder approval in order to comply with Rule 16b-3 of the Exchange Act, Section 422 of the Code or any securities exchange listing requirement. The Board may submit any other amendment to the 1987 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

    Under the 1987 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution or pursuant to a "domestic relations order," unless the nonstatutory option agreement specifically provides otherwise. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the 1987 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted AND at least one (1) year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. At the present time, the maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6%. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b)of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1987 Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 5
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending January 3, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since 1983. Representatives from Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 3, 1997 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                          BENEFICIAL OWNERSHIP(1)(2)
                                                                                          ---------------------------
                                                                                           NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                                                             SHARES         TOTAL
----------------------------------------------------------------------------------------  ------------  -------------
Massachusetts Financial Services(3)
  500 Boylston Street
  Boston, MA 02116......................................................................    10,762,338         12.1%
FMR Corp.(4)
  82 Devonshire Street
  Boston, MA 02109......................................................................     4,328,475          4.9
Joseph B. Costello(5)...................................................................     2,020,158          2.2
H. Raymond Bingham(5)...................................................................       507,615        *
M. Robert Leach(5)......................................................................       353,127        *
John Olsen(5)...........................................................................       216,920        *
Shane V. Robison(5).....................................................................        69,068        *
Donald L. Lucas(5)(6)...................................................................        99,868        *
Carol A. Bartz(5).......................................................................         5,000        *
Henry E. Johnston(5)....................................................................        46,425        *
Leonard Y.W. Liu(5).....................................................................        69,784        *
Alberto Sangiovanni-Vincentelli(5)......................................................       173,994        *
George M. Scalise(5)....................................................................        38,709        *
John B. Shoven(5).......................................................................        68,670        *
James E. Solomon(5).....................................................................       202,518        *
All executive officers and directors as a group (21 persons)(5).........................     4,183,331          4.6

------------------------

*   Less than 1%

(1) On May 3, 1996, the Company declared a 3-for-2 stock split effected by means of a stock dividend. All share numbers contained herein give effect to such stock split.

(2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 88,596,639 shares outstanding on March 3, 1997, adjusted as required by rules promulgated by the SEC.

(3) The Company has received an amended Schedule 13G dated February 11, 1997, indicating that Massachusetts Financial Services holds 10,762,338 shares for which it has sole investment power and 10,491,688 shares for which it has sole voting power.

(4) The Company has received an amended Schedule 13G dated February 14, 1997, indicating that FMR Corp. holds 4,328,475 shares for which it has sole investment power and 690,500 shares for which it has sole voting power.

(5) Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Joseph B. Costello, 1,435,158 shares; H. Raymond Bingham, 505,237 shares; M. Robert Leach, 351,250 shares; John Olsen, 213,514 shares; Alberto Sangiovanni-Vincentelli, 158,015 shares; Leonard Y. W. Liu, 63,709 shares; John B. Shoven, 68,670 shares; Shane V. Robison, 68,514 shares; Donald L. Lucas, 59,203 shares; Henry E. Johnston, 41,250 shares; George M. Scalise, 38,709 shares; Carol Bartz, 5,000 shares and all executive officers and directors as a group, 3,299,880 shares.


(6) Includes 40,665 shares held under a trust agreement for the benefit of Mr. Lucas and his wife.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 28, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that an amendment to one report covering one transaction in March 1996 was filed late on December 10, 1996 by Mr. James Solomon, and one report covering one transaction in November 1996 was filed late on December 23, 1996 by Dr. Leonard Liu.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each non-employee director of the Company receives an annual retainer of $27,000, a per meeting fee of $2,000 and $1,000 for each committee meeting attended by committee members, if held on a date other than the date of a Board of Directors meeting. Mr. Lucas is not paid for his attendance at meetings of the Board, but, is paid annual retainers of $100,000 and $50,000, respectively, for his service as Chairman of the Board and a member of the Venture Committee, respectively. Dr. Shoven is not paid for his attendance at meetings of the Board, but, is paid annual retainers of $40,000 and $25,000, respectively, for his service as Chairman of the Compensation Committee and a member of the Venture Committee, respectively. During the fiscal year ended December 28, 1996, the total compensation paid to non-employee directors was $354,900. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are executive officers of the Company do not receive additional compensation for their service on the Board.

    Each non-employee director of the Company also receives stock option grants under the 1995 Directors Stock Option Plan. A "Non-Employee Director" is defined in the 1995 Directors Stock Option Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Only Non-Employee Directors of the Company are eligible to receive options under the 1995 Directors Stock Option Plan. Options granted under the 1995 Directors Stock Option Plan are intended by the Company not to qualify as incentive stock options under the Code.

    Under the 1995 Directors Stock Option Plan, each person who is first elected to be a Non-Employee Director after October 3, 1995 is automatically granted an option to purchase the number of shares of Common Stock of the Company equal to 3,750 multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first July 1 occurring after the date on which such person begins serving as a director of the Company. On July 1 of each year, commencing in 1996, each Non-Employee Director is automatically granted an option to purchase the following number of shares of the Common Stock of the Company: (a) 15,000 shares of Common Stock of the Company; (b) 7,500 shares of Common Stock of the Company, provided that on such date the Non-Employee Director is also serving as the chairman of one committee of the Board AND is a member of at least one additional committee of the Board (but is not serving as the Chairman of the Board); and (c) 15,000 shares of Common Stock of the Company, provided that on such date the Non-Employee Director is also serving as the Chairman of the Board. On January 30 of each year, commencing in 1996, the Non-Employee Director who on that date is then serving as the Chairman of the Board and has completed 5 years of service as the Chairman of the Board is automatically granted a one-time option to purchase 67,500 shares of Common Stock of the Company. Each Non-Employee Director who is a member of the Venture Committee of the Board is, on the later of October 3, 1995 or the date of his or her initial selection to serve on the Venture Committee of the Board, automatically granted an option to purchase 22,500 shares of Common Stock of the Company. The Non-Employee Director who is serving as the Chairman of the Venture Committee of the Board is, on the later of October 3, 1995 or the date of his or her initial selection to serve as the Chairman of the Venture Committee of the Board, granted an additional option to purchase 22,500 shares of Common Stock of the Company. As of February 27, 1997, no options had been exercised under the 1995 Directors Stock Option Plan.

    The Company has consulting agreements with Mr. Johnston and Dr. Sangiovanni-Vincentelli. During the fiscal year ended December 28, 1996, pursuant to such consulting agreements, Mr. Johnston and Dr.
Sangiovanni-Vincentelli received cash compensation of $45,000 and $282,500, respectively.

                       COMPENSATION OF EXECUTIVE OFFICERS
                            SUMMARY OF COMPENSATION

    The following table shows for the fiscal years ended 1994, 1995 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 28, 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                 ------------------
                                                                                       AWARDS
                                                         ANNUAL COMPENSATION     ------------------
                                                       ------------------------      SECURITIES         ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY(1)($)   BONUS($)   UNDERLYING OPTIONS  COMPENSATION($)
------------------------------------------  ---------  -------------  ---------  ------------------  ----------------
Joseph B. Costello........................       1996     600,000       873,000          --                2,250  (2)
  President and Chief                            1995     550,000       803,500          --               5,115(3)(4)
  Executive Officer                              1994     550,000       601,438          --                 --

John Olsen................................       1996     275,000       397,000          56,250            2,250  (2)
  Senior Vice President                          1995     260,000       393,900          --               4,000(3)(4)
  Worldwide Sales                                1994     121,083(5)          0         262,500             --

H. Raymond Bingham........................       1996     300,000       361,000          --                2,250  (2)
  Executive Vice President &                     1995     300,000       359,000          --               4,154(3)(4)
  Chief Financial Officer                        1994     300,000       269,875          --               19,582  (6)

Shane V. Robison..........................       1996     300,000       253,000          18,750            2,250  (2)
  Senior Vice President                          1995     130,769(7)    151,000         281,250             --
  Engineering                                    1994       --           --              --                 --

M. Robert Leach...........................       1996     300,000       217,000          --                2,250  (2)
  Senior Vice President                          1995     300,000       271,069          --               5,308(3)(4)
  Spectrum Services                              1994     300,000       205,875          --                4,077  (6)

------------------------

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) Includes Company contribution to 401(K) savings plan of $2,250 per Named Executive Officer

(3) Includes Company contribution to 401(k) savings plan of $3,000 per Named Executive Officer.

(4) Includes value of accrued but unused vacation converted into cash and donated by executive to charity. $2,115 for Mr. Costello, $1,000 for Mr. Olsen, $1,154 for Mr. Bingham and $2,308 for Mr. Leach.

(5) Employment commenced in May 1994.

(6) Represents reimbursement of relocation and moving expenses.

(7) Employment commenced in July 1995.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its 1987 Stock Option Plan (the "1987 Plan"), and its 1993 Stock Option Plan (the "1993 Plan") (collectively, the "Plans"). As of March 3, 1997, options to purchase a total of 16,794,674 shares were outstanding under the Plans and options to purchase 4,407,429 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 28, 1996, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:


                       OPTION GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS
                                          --------------------------                            POTENTIAL REALIZABLE
                                           NUMBER OF    % OF TOTAL                                VALUE AT ASSUMED
                                          SECURITIES      OPTIONS                               ANNUAL RATES OF STOCK
                                          UNDERLYING    GRANTED TO                               PRICE APPRECIATION
                                            OPTIONS    EMPLOYEES IN   EXERCISE OR                FOR OPTION TERM(1)
                                            GRANTED       FISCAL      BASE PRICE   EXPIRATION   ---------------------
NAME                                        (#)(2)        YEAR(%)       ($/SH)        DATE        5%($)      10%($)
----------------------------------------  -----------  -------------  -----------  -----------  ---------  ----------

Joseph B. Costello......................      --            --            --           --          --          --

John Olsen..............................      56,250          1.75       28.0416       2/5/06     993,724   2,507,971

H. Raymond Bingham......................      --            --            --           --          --          --

Shane V. Robison........................      18,750           .58       28.0416       2/5/06     331,241     835,990

M. Robert Leach.........................      --            --            --           --          --          --

------------------------


(1) Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders. These amounts represent certain assumed rates of appreciation only and do not reflect the Company's estimate or projection of future stock price performance.


(2) Such options generally vest over a 4 year period with 25% of the options vesting after one year, and 1/48th of the options vesting each month thereafter. The options have a ten year term. The Board of Directors may reprice or accelerate the options under the terms of the Plans.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                            NUMBER OF
                                                                           SECURITIES
                                                                           UNDERLYING        VALUE OF UNEXERCISED
                                                SHARES                 UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                              ACQUIRED ON    VALUE         AT 12/28/96           AT 12/28/96
                                               EXERCISE     REALIZED      EXERCISABLE/           EXERCISABLE/
NAME                                              (#)        ($)(1)     UNEXERCISABLE(#)     UNEXERCISABLE($)(2)
--------------------------------------------  -----------  ----------  -------------------  ----------------------

Joseph B. Costello..........................      --           --        2,088,283/105,469    72,258,594/3,579,354

John Olsen..................................      90,000    2,586,263      164,296/195,704     5,315,660/5,110,746

H. Raymond Bingham..........................      83,200    2,522,528       483,987/70,313    16,613,515/2,413,589

Shane V. Robison............................      30,000      655,834       69,608/200,392     1,586,967/4,340,798

M. Robert Leach.............................      80,000    2,421,253       313,750/56,250    10,525,883/1,887,110

------------------------

(1) Value realized is based upon the fair market value of the Company's Common Stock on the date of exercise less the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) The fair market value of the Company's Common Stock at December 28, 1996 ($38.6875) less the exercise price of the options.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended ("1933 Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The Compensation Committee (the "Committee") of the Board of Directors is composed of two non-employee directors. The members of the Committee are Mr. Lucas and Dr. Shoven. Although Mr. Costello attends some meetings at the invitation of the Committee. However, he does not participate in deliberations that relate to his own compensation.

COMPENSATION COMMITTEE POLICY

    The Committee typically establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company (who report directly to the CEO of the Company) at or about the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all executive officers of the Company. The Committee administers the equity incentive plans, including the 1987 Plan and the Bonus Plan for Executive Officers (the "Bonus Plan"). The Committee believes that the compensation of the CEO and the Company's other executive officers should be greatly influenced by the Company's performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive's performance against personal performance objectives. Long-term equity incentives for executive officers are provided through the granting of stock options under the 1987 Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest. During the formal Committee meetings in 1996, all discussions regarding compensation of the CEO were held without his attendance. Similarly, none of the other executive officers of the Company was present during discussions regarding his compensation.

    The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee in reliance on the Radford Survey (the "Survey") of the prevailing competitive salaries in the technology sector for similar positions and by evaluating those salary standards against the achievement by the Company of its corporate goals. The compensation of the Company's executive officers was compared to equivalent data in the Survey and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. Practices of such companies with respect to stock option grants were also reviewed and compared. In preparing the performance graph for its 1997 Proxy Statement, the Company used the Standard & Poor's Technology Sector Index (the "S&P TS Index") as its published line of business index.

    The Survey companies selected were intended to match the Company closely in terms of such things as product or industry, geography and revenue levels. A significant percentage of the companies in the Survey base, for instance, had average sales that closely approximate the Company's revenue level. A portion of the companies in the S&P TS Index were included in the Survey. The balance of the S&P TS Index companies, however, were too large or of a different business profile, and would have incorrectly increased the market compensation comparisons used to adjust executive officer salaries. The additional

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

companies in the Survey base were felt to be relevant by the Company's independent compensation consultants because they compete for executive talent with the Company notwithstanding the fact that they are not included in the S&P TS Index.

1996 EXECUTIVE COMPENSATION

    BASE COMPENSATION. The foregoing information along with the CEO's recommendation of base salary and target bonus for 1996 for each executive officer, other than the CEO, was presented to the Committee in February 1996. The Company sets its salaries for executive officers, including the CEO, at about the seventy-fifth percentile of the range of salaries paid by the companies referred to above. The Committee reviewed the recommendation by the CEO and the performance and market data outlined above and established a base salary level to be effective January 1, 1996 for each executive officer and the CEO (see specific report on CEO compensation below).

    INCENTIVE COMPENSATION. The Bonus Plan is established by the Board of Directors at the start of each year. As more fully discussed below, the Committee reviewed and approved the 1996 Company performance targets to be used for purposes of bonus determination, which targets were included in the Company's 1996 operating plan as approved by the full Board of Directors. The Committee in its discretion assigns a target bonus to each executive officer, approves Company performance objectives to be used for bonus determination, approves the overall structure and mechanics of the Bonus Plan, and after the end of the year, in its discretion approves individual performance factors for all executive officers except the CEO (who participated only in the CEO Bonus Plan, the terms of which are described later). As a general rule, provided that such threshold Company performance levels are achieved, the target bonus pool (the sum of participants' target bonuses) and individual target bonuses are adjusted on the basis of the percentage relationship of actual to targeted earnings per share ("EPS"). In addition, in the Committee's discretion, each executive officer's target bonus is further adjusted to take account of individual performance. The total of individual bonuses is controlled by the overall bonus pool, as adjusted by the EPS performance factor. In February 1997, the Committee determined bonus awards for 1996 for executive officers covered by the Bonus Plan. Bonuses were determined with reference to the EPS targets and individual performance. The Committee determined that bonuses should be paid to executive officers for all of the annual target bonus, adjusted for performance, established in February 1996.

    STOCK OPTIONS. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may grant additional stock options to executives to continue to retain such executives and provide incentives. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. The Survey data was also used for general comparison purposes in determining stock option grants to executive officers. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant. In 1996, stock options were granted, at the Committee's discretion, to three executive officers who were not Named Executive Officers as incentives for them to become employees and align their interests with those of the stockholders.

1996 CEO COMPENSATION

    Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

    In February 1996, the Committee established a base salary for Mr. Costello which exceeded his 1995 base salary by 8.3%. The Committee also established a target bonus for Mr. Costello under the Chief Executive Officer Bonus Plan which was approved by the Company's Stockholders at the 1996 Annual Meeting of Stockholders (the "CEO Bonus Plan"). The 1996 base salary level and target bonus were based, at the Committee's discretion, upon a number of factors, including (a) the Company's EPS objectives for 1996, (b) individual performance objectives established by the Committee for Mr. Costello for 1996, and (c) the market compensation data discussed above.

    The determination of Mr. Costello's bonus for 1996 was fixed under the CEO Bonus Plan. The amount of an annual payment varies with the degree to which the Company achieves its goal for Earnings Per Share ("EPS") for the fiscal year for which the payment is being made.

    If the Company meets the EPS goal for that year, then Mr. Costello will be paid an amount equal to 100% of his target bonus. If the Company fails to meet its EPS goal, then Mr. Costello will receive a smaller bonus, or no bonus at all. If the Company surpasses its EPS goal, then Mr. Costello will receive a larger bonus. However, in no event shall the amount of an annual bonus exceed $2,000,000.

    Mr. Costello's base salary, target bonus, EPS goal, and schedule of adjustment to the target bonus for EPS goal for a given fiscal year are established by the Committee within the first ninety (90) days for that fiscal year.

    Any annual payment under the CEO Bonus Plan will be made only after the Committee has certified both the Company's EPS performance and the amount of the bonus to be paid. In addition, the Chief Executive Officer must remain employed by the Company until the time the bonus is actually paid, except in the event of the Chief Executive Officer's death or disability.

    In February 1997 the Committee applied the formula provided for in the CEO Bonus Plan and based upon such formula the Committee determined that Mr. Costello was entitled to the full 1996 bonus specified under the 1996 CEO Bonus Plan.

    COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. The Company believes that it is in the best interests of its stockholders to structure compensation arrangements to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. To this end, the Company's 1987 Stock Option Plan has been amended to meet the requirements of Section 162(m). If the 1987 Plan, as amended, is approved by the stockholders, at the Company's 1997 Annual Meeting of Stockholders, all awards under the 1987 Plan will continue to be deductible under Section 162(m). With respect to compensation other than stock options, since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m); thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

                                          COMPENSATION COMMITTEE
                                          John B. Shoven, Chairman
                                          Donald L. Lucas

PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1991 for (i) the Company's Common Stock, (ii) the Standards & Poor's 500 Composite Index (the "S&P 500") and (iii) the S&P Technology Sector Index (the "S&P TS"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG CADENCE DESIGN SYSTEMS, INC., THE S&P INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              CADENCE DESIGN SYSTEMS, INC.       S&P 500      S&P TECHNOLOGY
12/91                                     $100       $100                  $100
12/92                                       85        108                   104
12/93                                       46        118                   128
12/94                                       82        120                   149
12/95                                      251        165                   215
12/96                                      354        203                   305

* $100 invested on 12/31 in stock or index-- including reinvestment of dividends.

Fiscal year ending December 31.

------------------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the company under the 1933 Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

    From January 1, 1996 to the present, there have been no transactions involving in excess of $60,000, between the Company and any current executive officer, director, 5% beneficial owner of the Common Stock or member of the immediate family of any of the foregoing persons, in which one of the foregoing individuals or entities had a material interest, except for certain transactions identified in "Executive Compensation" and "Director Compensation" above.

    All transactions from January 1, 1996 to the present between the Company and any current executive officer or director have been approved by a majority of the disinterested members of the Company's Board of Directors. Any future transactions with officers, directors or affiliates will be approved by a majority of the disinterested members of the Board of Directors and will be on terms that are no less favorable to the Company than could be obtained from unaffiliated third parties and that may reasonably be expected to benefit the Company.

    The Company's policy is to enter into agreements with each of its directors and executive officers providing for the indemnification of such persons to the fullest extent permitted by law for any liability they may incur by reason of their service as officers and/or directors to the Company.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          R.L. Smith McKeithen
                                          SECRETARY

March 31, 1997

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CADENCE DESIGN SYSTEMS, INC., 2655 SEELY AVENUE, SAN JOSE, CALIFORNIA 95134.

PROXY                     CADENCE DESIGN SYSTEMS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 1, 1997

     The undersigned hereby appoints Joseph B. Costello and R. L. Smith McKeithen, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Cadence Design Systems, Inc. (the "Company") to be held at Cadence Design Systems, Inc., 2655 Seely Avenue, San Jose, California on May 1, 1997 at 3:00 p.m. and any continuation or adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

       THE SHARES WILL BE VOTED AS DIRECTED ON REVERSE. IN THE ABSENCE OF
               DIRECTION, THIS PROXY WILL BE VOTED FOR THE SEVEN
             NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4 AND 5.

                          CADENCE DESIGN SYSTEMS, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


1.   ELECTION OF DIRECTORS
     Nominees: Carol A. Bartz, Joseph B. Costello, Leonard Y.W. Liu,
     Donald L. Lucas, Alberto Sangiovanni-Vincentelli, George M. Scalise and John B. Shoven (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided to the right)

     Nominee Exception__________________________________________________________

               For                 Withheld                      For All
               All                 From All                      Except

               / /                   / /                           / /

2. APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

               For                 Against                       Abstain

               / /                   / /                           / /


3.   APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1990 EMPLOYEE STOCK PURCHASE
     PLAN

               For                 Against                       Abstain

               / /                   / /                           / /

4.   APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1987 STOCK OPTION PLAN

               For                 Against                       Abstain

               / /                   / /                           / /

5. RATIFICATION OF SELECTION OF ARTHUR ANDERSEN LLP INDEPENDENT PUBLIC ACCOUNTANTS.

               For                 Against                       Abstain

               / /                   / /                           / /

6. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

               For                                               Abstain
               / /                                                 / /

The undersigned hereby acknowledges receipt of (a) Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement and (c) Annual Report to Stockholders for the year ended December 28, 1996.

Dated ____________________________________________________________________, 1997

Signature(s): __________________________________________________________________
Sign exactly as your name(s) appear on your stock certificate

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.